EXHIBIT 5.1

[LETTERHEAD OF O’MELVENY & MYERS LLP]
BEIJING CENTURY CITY HONG KONG IRVINE SPECTRUM LONDON NEWPORT BEACH	400 South Hope Street Los Angeles, California 90071-2899 TELEPHONE (213) 430-6000 FACSIMILE (213) 430-6407 www.omm.com	NEW YORK SAN FRANCISCO SHANGHAI SILICON VALLEY TOKYO WASHINGTON, D.C.

February 11, 2004

OUR FILE NUMBER

897,122-004

WMC Finance Co.

6320 Canoga Avenue

Woodland Hills, California 91367

Re:	Exchange Offer for $200,000,000 11-3/4% Senior Notes due 2008 for up to $200,000,000 11-3/4% Senior Notes due 2008

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-4 (such registration statement, as amended or supplemented, the “Registration Statement”) of WMC Finance Co., a Delaware corporation (the “Company”), in connection with the proposed offer (the “Exchange Offer”) to exchange any and all of the Company’s outstanding 11-3/4% Senior Notes due 2008 (the “Old Notes”) for the Company’s 11-3/4% Senior Notes due 2008 (the “Exchange Notes”) that are being registered pursuant to the Registration Statement.

In our capacity as such counsel, we have examined originals or copies of those corporate and other records and documents we considered appropriate. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

We are of the opinion that the Exchange Notes have been duly authorized by all necessary corporate action on the part of the Company and, when the Exchange Notes are executed, authenticated and delivered by or on behalf of the Company against the due tender and delivery of the Old Notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes, such Exchange Notes will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of

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materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus included as part of the Registration Statement.

Respectfully submitted,

/s/ O’Melveny & Myers LLP